EXHIBIT 99.18
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 13, 2002




                 BANYAN STRATEGIC REALTY TRUST REPORTS
                      SECOND QUARTER 2002 RESULTS


CHICAGO - AUGUST 13, 2002 -- BANYAN STRATEGIC REALTY TRUST (OTCBB: BSRTS) announced today that for the quarter ended June 30, 2002, its Net Assets in Liquidation decreased by approximately $8.1 million, from approximately $12.1 million at March 31, 2002, to approximately $4.0 million at June 30, 2002. The decrease was primarily due to distributions that were paid and payable to shareholders during the quarter in the amount of approximately $7.7 million and an operating loss of approximately $0.7 million. This amount was partially offset by net gain on the disposition of investment in real estate held for sale of approximately $0.2 million and approximately $0.1 million of interest income on cash and cash equivalents.

For the three months ended June 30, 2001, the Trust reported that Net Assets in Liquidation decreased by approximately $47.3 million, from approximately $65.4 million at March 31, 2001, to approximately $18.1 million at June 30, 2001. This decrease was primarily due to the Trust's initial liquidating distribution to shareholders of $4.75 per share, or $73.6 million, offset by the gain of approximately $25.8 million (net of minority interest of $6.4 million) from the sale of 27 of its 30 properties on May 17, 2001. Also offsetting the reduction in net assets in liquidation were operating income in the amount of approximately $1.0 million, and interest on cash and cash equivalents and employee notes of approximately $0.5 million, reduced by depreciation expense of approximately $1.0 million. These results are not comparable to the results for the quarter ended June 30, 2002.

For the six months ended June 30, 2002 the Trust's Net Assets in Liquidation decreased by approximately $8.4 million, from approximately $12.4 million at December 31, 2001, to approximately $4.0 million at June 30, 2002. The decrease was due primarily to distributions that were paid and payable to shareholders during the six months in the amount of approximately $7.7 million, an operating loss of approximately $1.0 million and minority interest of approximately $0.1 million offset by net gain on the disposition of investment in real estate held for sale of approximately $0.2 million and approximately $0.2 million of interest income on cash and cash equivalents.









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BANYAN STRATEGIC REALTY TRUST
ADD 1



For the six months ended June 30, 2001, the Trust reported that Net Assets in Liquidation decreased by approximately $46.1 million, from approximately $64.2 million at December 31, 2000, to approximately $18.1 million at June 30, 2001. This decrease was primarily due to total distributions paid to shareholders of $74.2 million including the Trust's initial liquidating distribution, described above, offset by the gain of approximately $25.8 million (net of minority interest of $6.4 million) from the sale of 27 of its 30 properties on May 17, 2001. Also offsetting the reduction in net assets in liquidation were operating income in the amount of approximately $3.5 million, recovery of losses on loans, notes and interest receivable of approximately $0.9 million and interest on cash and cash equivalents of approximately $0.5 million, reduced by depreciation expense of approximately $2.6 million. These results are not comparable to the results for the six months ended June 30, 2002.


STATUS OF REAL ESTATE ASSET SALES
---------------------------------

On May 2, 2002, the Trust announced that it had signed a contract to sell its Tucker (Atlanta), Georgia property, known as Northlake Tower Festival Mall, for a gross purchase price of $20.5 million. If the transaction closes at the contract price, the Trust expects to realize net proceeds of approximately $3.35 million, or approximately $0.215 per share, after crediting the Purchaser the amount of the existing Northlake debt (approximately $16.8 million) and paying related closing costs and prorations (expected to be approximately $0.35 million). The sale transaction is currently scheduled to close on September 17, 2002, but remains subject to the buyer's ability to assume the existing debt on the property.


Nasdaq DELISTING
----------------

As previously announced on July 11, 2002, representatives of the Nasdaq Listing Qualifications Panel notified the Trust that Banyan's June 20, 2002 appeal of a determination to delist Banyan's shares of beneficial interest had been denied. Accordingly, the Trust consented to a delisting of its shares as of the opening of the market on July 12, 2002. Also previously announced, Banyan was first notified on February 15, 2002, that it would be subject to delisting if the closing price of its shares did not exceed the $1.00 minimum bid price for ten consecutive trading days during the 90-day period ending on May 15, 2002. In May, Nasdaq notified Banyan of the imminent delisting, which Banyan appealed.

Banyan shares may now be quoted on the Over the Counter Bulletin Board ("OTCBB"), but there can be no assurance that a market will continue to exist for the shares. Investors do not have direct access to the OTCBB and must contact a broker/dealer to trade OTCBB securities. Further information about the OTCBB is available at www.otcbb.com.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Additional properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.45 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



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BANYAN STRATEGIC REALTY TRUST
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Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please also see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that was included in our Form 10-Q for the quarter ended June 30, 2002 which was filed with the Securities and Exchange Commission on August 9, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.







          See Banyan's Website at http://www.banyanreit.com.









































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